Exhibit 10.9

38525 Woodward Ave., Suite 2000 Bloomfield Hills, MI 48304-2970 Telephone: (248) 433-7200 Facsimile: (248) 433-7274 http://www.dickinsonwright.com

Scott M. Janssen Controller (248) 433-7661
May 27, 2010
Via Email & US Mail
Mr. Joel Robertson, Manager
NxOpinion, LLC
4215 Fashion Square Blvd, Suite 3
Saginaw, MI 48603

Re:	Payment Plan Agreement for Client #29740
Dear Mr. Robertson,
In regard to the outstanding balance in the amount of $331,547.48 (three hundred thirty-one thousand five hundred forty-seven dollars and forty-eight cents) due this firm from NxOpinion, LLC or its successor through merger, ASI Technology Corporation (“Client”) for legal services rendered through April 30, 2010, Dickinson Wright PLLC (DW) will agree to accept minimum monthly payments (“required minimum installments”) of $20,000.00 (twenty-thousand dollars) per month payable by the last day of each month commencing July 31, 2010 through November 30, 2010. The outstanding balance will be increased by any additional invoices billed by DW to Client from this date forward. In addition, interest will continue to accrue at an annual rate of 5%, compounded monthly, and will be calculated based on the outstanding balance of all amounts due and payable to DW until the balance is considered paid in full.
In addition to the required minimum installments described above, Client also promises to pay additional amounts to DW towards the outstanding balance, over and above the required minimum installments described in the preceding paragraph, with excess cash flows. These excess cash flows will be computed based on 10% of net profits on signed contracts, with such profits generated from both customer advances for license fees as well as monthly payments from customers. In addition, excess cash flows can also come from sales of assets required as part of the merger into the public company.
Furthermore, if Client obtains any additional proceeds from debt or equity financing, then Client promises to pay such proceeds to DW towards the outstanding balance until the balance is considered paid in full.
If the above required minimum installments, payments from excess cash flows, and payments from financing proceeds have not paid the entire outstanding balance by December 21, 2010, then a final balloon payment to DW is required to pay the entire outstanding balance no later than December 28, 2010.
Counsellors At Law
Detroit     Bloomfield Hills     Lansing     Grand Rapids     Ann Arbor     Washington, D.C.

Dickinson Wright PLLC
Mr. Joel Robertson, Manager
5/27/2010

Please sign this agreement to indicate your approval and return to me at your earliest convenience at the address listed above. A copy is enclosed for your records. If you have any questions or concerns, please do not hesitate to contact me at (248) 433-7661.
Thank you for your cooperation in resolving this matter.
Very truly yours,
/s/ Scott M. Janssen
Scott M. Janssen
Controller
Accepted and agreed to:

/s/ Joel C. Robertson Joel Robertson, Manager	5/27/10 Date
NxOpinion, LLC

SMJ/
cc:	Bernadette M. Dennehy, Managing Member
Michael T. Raymond, Member
Counsellors At Law
Detroit     Bloomfield Hills     Lansing     Grand Rapids     Ann Arbor     Washington, D.C.